Exhibit 99.1

United Fire Group, Inc. Reports Third Quarter 2024 Results

Net income of $0.76 per diluted share and adjusted operating income of $0.81 per diluted share

Third quarter 2024 highlights compared to third quarter 2023:(1)
•Net income increased from $6.4 million to $19.7 million.
•Net investment income increased 49% to $24.5 million.
•GAAP combined ratio improved 3.8 points to 98.2%; composed of an underlying loss ratio of 57.9%, catastrophe loss ratio of 4.4%, no prior year reserve development, and underwriting expense ratio of 35.9%.
•The underlying combined ratio improved 2.1 points to 93.8%.
•Net premiums written(2) increased 23% to $305.6 million.
•Book value per common share increased $1.97 to $31.01 as of September 30, 2024, compared to December 31, 2023.
•Adjusted book value per share excluding net after-tax unrealized gains and losses of $32.42 as of September 30, 2024.

CEDAR RAPIDS, Iowa – November 5, 2024 – United Fire Group, Inc. (“UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended September 30, 2024, with a consolidated net income of $19.7 million ($0.76 income per diluted share) and consolidated adjusted operating income of $0.81 per diluted share.

“Our third quarter results reflect our ongoing efforts to improve performance through the execution of our strategic business plan,” said UFG President and CEO Kevin Leidwinger. “This quarter, we generated the highest levels of net income and adjusted operating income in the past 10 quarters.

“Net written premiums grew 23% to $305.6 million, led by continued growth in our core commercial and assumed reinsurance business units. Core commercial growth remained steady with average renewal premium increases exceeding 12%, stable retention and strong new business production. Rate increases accelerated to 11.2%, exceeding loss trends with all liability lines near or exceeding double-digit rate increases.

“The third quarter GAAP combined ratio improved 3.8 points to 98.2% from ongoing actions to improve core margins, stable prior period reserve development, and catastrophe losses below prior year and historical averages.

“The third quarter underlying loss ratio of 57.9% improved 2.6 points from the prior year, reflecting strong earned rate achievement exceeding loss trends, continued underwriting discipline, and lower than expected property large loss experience.

“The underwriting expense ratio in the third quarter was 35.9%, slightly higher than prior year, as a result of stronger business performance during the current quarter and increased technology costs as we invest for continued growth.

“Prior period reserve development was neutral overall in the third quarter. The pattern of stable to favorable loss emergence continues and we are strategically positioning reserves to better defend against the industry's troubling litigation trends.

“The third quarter catastrophe loss ratio was 4.4%, below prior year and both five-year and 10-year historical averages. This quarter’s results directly reflect our ongoing efforts to optimize our property catastrophe risk profile, including targeted actions in hurricane-exposed geographies over the past year that reduced our exposure to events like Hurricanes Helene, Debby and Beryl in the third quarter and Milton in the fourth quarter. At this time, we expect Hurricane Milton to have an immaterial impact on our fourth quarter catastrophe loss ratio. We remain committed to assisting policyholders affected by these recent devastating events and are grateful for the compassionate and responsive service delivered by our UFG catastrophe claims team.

“Third quarter net investment income of $24.5 million increased 49%, or $8.0 million, above prior year. Recent actions to reposition portions of our fixed income portfolio resulted in a strong and sustainable increase in fixed maturity investment income to $18.7 million in the third quarter and $78.0 million on an annualized basis going forward. New purchase yields remained strongly above total portfolio yields, creating potential for further improvement. Improved valuations on our limited partnership portfolio contributed $5.4 million of pre-tax investment income in the third quarter.

“Book value per share increased to $31.01 in the third quarter as a result of the quarter's improved net income and a significant reduction in after-tax unrealized loss from $78.0 million at June 30, 2024, to $35.8 million at September 30, 2024.

“We continue to make progress in resolving the rating errors in our core commercial business that were identified last quarter. We have reached a resolution with the Iowa Insurance Division, our lead regulator, resulting in no further action and no financial impact to the company. Through our lead regulator, we continue to work with regulators in other states to achieve resolution.

“Finally, I am pleased with our third quarter results and the cumulative progress we have made over the past nine months. Our strategic actions continue to materialize in our results, and we remain committed to driving ongoing improvements through the strategic execution of our business plan.”

(1) Underlying loss ratio, underlying combined ratio and adjusted book value per share are non-GAAP financial measures. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(2) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights(1)
(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2024	2023	2024	2023
Net premiums earned	$300,185	$259,456	$868,613	$770,221
Net premiums written	305,551	247,727	952,941	820,071

GAAP combined ratio:
Net loss ratio	62.3%	66.6%	65.4%	77.7%
Underwriting expense ratio	35.9%	35.4%	35.5%	35.0%
GAAP combined ratio	98.2%	102.0%	100.9%	112.7%

Additional ratios:
Net loss ratio	62.3%	66.6%	65.4%	77.7%
Catastrophes	4.4%	5.9%	6.7%	7.8%
Reserve development	—%	0.2%	—%	7.0%
Underlying loss ratio (non-GAAP)	57.9%	60.5%	58.7%	62.9%
Underwriting expense ratio	35.9%	35.4%	35.5%	35.0%
Underlying combined ratio (non-GAAP)	93.8%	95.9%	94.2%	97.9%

Net investment income	$24,459	$16,459	$58,830	$40,508
Net investment gains (losses)	(1,680)	(1,960)	(4,111)	(2,581)
Other income (loss)(2)	(2,962)	(976)	(9,688)	(3,944)

Net income (loss)	$19,748	$6,380	$30,515	$(49,308)
Adjusted operating income (loss)	21,075	7,927	33,764	(47,270)

Net income (loss) per diluted share	$0.76	$0.25	$1.18	$(1.95)
Adjusted operating income (loss) per diluted share	0.81	0.31	1.30	(1.87)

Return on equity(3)			5.4%	(9.5)%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(2) Other income (loss) is comprised of other income (loss), interest expense and other non-underwriting expenses.
(3) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Total Property & Casualty Underwriting Results

Third quarter 2024 results:
(All comparisons vs. third quarter 2023, unless noted otherwise)

Net premiums written and net premiums earned increased by 23% and 16%, respectively, in the third quarter of 2024 led by core commercial and assumed reinsurance business. Commercial lines net premiums written excluding surety and specialty increased 13%, supported by increased pricing with an overall increase in average renewal premiums of 12.4%. Rate increases accounted for 11.2% while exposure increases contributed an additional 1.1%. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 13.4%, with 12.2% from rate increases and 1.1% from exposure changes.

The GAAP combined ratio for the third quarter of 2024 was 98.2%, improving 3.8 points from 102.0% driven by improvement in all components of the loss ratio. Prior period reserve development, excluding catastrophe losses, was neutral for the third quarter of 2024 compared to 0.2% of unfavorable development in the third quarter of 2023. Pre-tax catastrophe losses added 4.4 points to the GAAP combined ratio, an improvement of 1.5 points and below both five-year and 10-year historical averages. The underlying loss ratio of 57.9% improved 2.6 points, reflecting improvement in core commercial lines from a combination of underwriting actions, increased pricing, expense management, lower claim count trends and lower large loss activity in property lines. The prior year underlying loss ratio was also impacted by elevated surety losses, which did not repeat in the current year. The underwriting expense ratio of 35.9% increased 0.5 points due to stronger business performance during the current quarter and increased technology costs as we invest for continued growth.

Investment Results

Third quarter 2024 results:
(All comparisons vs. third quarter 2023, unless noted otherwise)

Net investment income was $24.5 million for the third quarter of 2024, an increase of $8.0 million. Income from the fixed maturity portfolio increased by $4.2 million due to portfolio management actions and investing at higher interest rates. Income on other long-term investments increased $4.3 million from increased valuation of investments in limited liability partnerships, which can vary from period to period.

Investment Results
(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Investment income:
Interest on fixed maturities	$18,719	$14,472	$49,826	$41,192
Dividends on equity securities	—	639	341	3,067
Income (loss) on other long-term investments	5,408	1,093	5,789	(3,491)
Other	3,173	2,574	11,259	6,868
Total investment income	$27,300	$18,778	$67,215	$47,636
Less investment expenses	2,841	2,319	8,385	7,128
Net investment income	$24,459	$16,459	$58,830	$40,508

Average yields on fixed income securities pre-tax(1)	3.97%	3.35%	3.63%	3.20%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance Sheet

	September 30, 2024	December 31, 2023
(In thousands)
	(unaudited)
Invested assets	$1,995,452	$1,886,494
Cash	197,371	102,046
Total assets	3,546,132	3,144,190
Losses and loss settlement expenses	1,794,941	1,638,755
Total liabilities	2,760,309	2,410,445
Net unrealized investment gains (losses), after-tax	(35,787)	(66,967)
Total stockholders’ equity	785,823	733,745

Book value per share	$31.01	$29.04
Adjusted book value per share(1)	32.42	31.69
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.

The company’s book value per share was $31.01, an increase of $1.97 per share, or 6.8%, from December 31, 2023. This increase is primarily related to an increase in net income and reduction in net unrealized losses on fixed maturity securities, slightly offset with shareholder dividends during the nine months ended September 30, 2024.

Capital Management

During the third quarter of 2024, the company declared and paid a $0.16 per share cash dividend to shareholders of record as of August 30, 2024. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. CT on Wednesday, November 6, 2024, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s third quarter of 2024 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through November 13, 2024. The replay access information is toll-free 1-877-344-7529 (international 1-412-317-0088); conference ID no. 9492504.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=MiUIl736. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

The company is licensed as a property and casualty insurer in all 50 states and the District of Columbia, and is represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor Relations
Email: ir@unitedfiregroup.com

Media Inquiries
Email: news@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024. The risks identified in our 2023 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net Income Reconciliation
(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Income statement data
Net income (loss)	$19,748	$6,380	$30,515	$(49,308)
Less: after-tax net investment gains (losses)	(1,327)	(1,547)	(3,249)	(2,038)
Adjusted operating income (loss)	$21,075	$7,927	$33,764	$(47,270)
Diluted earnings per share data
Net income (loss)	$0.76	$0.25	$1.18	$(1.95)
Less: after-tax net investment gains (losses)	(0.05)	(0.06)	(0.12)	(0.08)
Adjusted operating income (loss)	$0.81	$0.31	$1.30	$(1.87)

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the GAAP combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understanding how the company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book Value Per Share Reconciliation
(Unaudited)	As of
(In thousands)	September 30, 2024	December 31, 2023
Shareholders' equity	$785,823	$733,745
Less: Net unrealized investment gains (losses), net of tax	(35,787)	(66,967)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$821,610	$800,712

Common shares outstanding (basic)	25,341	25,270
Book value per share	$31.01	$29.04
Adjusted book value per share	32.42	31.69

Certain Performance Measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired terms of the insurance policies in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and the change in prepaid reinsurance premiums.

Supplemental Tables

Income Statement
(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Revenues
Net premiums earned	$300,185	$259,456	$868,613	$770,221
Net investment income	24,459	16,459	58,830	40,508
Net investment gains (losses)	(1,680)	(1,960)	(4,111)	(2,581)
Other income (loss)	—	—	(3,200)	—
Total revenues	$322,964	$273,955	$920,132	$808,148

Benefits, losses and expenses
Losses and loss settlement expenses	$187,148	$172,798	$568,119	$598,125
Amortization of deferred policy acquisition costs	71,425	62,709	204,504	181,700
Other underwriting expenses	36,454	29,096	103,532	88,231
Interest expense	2,481	797	4,800	2,391
Other non-underwriting expenses	481	179	1,688	1,553
Total benefits, losses and expenses	$297,989	$265,579	$882,643	$872,000

Income (loss) before income taxes	$24,975	$8,376	$37,489	$(63,852)
Federal income tax expense (benefit)	5,227	1,996	6,974	(14,544)
Net income (loss)	$19,748	$6,380	$30,515	$(49,308)

Net Premiums Written by Line of Business
(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Net premiums written(1)
Commercial lines:
Other liability(2)	$85,110	$66,733	$278,946	$246,506
Fire and allied lines(3)	66,219	64,850	199,593	197,287
Automobile	61,274	52,731	204,481	172,043
Workers’ compensation	13,925	11,038	47,827	38,598
Surety(4)	13,407	10,679	42,511	35,600
Miscellaneous	4,879	2,262	9,885	3,420
Total commercial lines	$244,814	$208,293	$783,243	$693,454

Personal lines:
Fire and allied lines(5)	$2,815	$1,779	$10,397	$4,409
Automobile	601	—	1,685	—
Miscellaneous	2	4	5	13
Total personal lines	$3,418	$1,783	$12,087	$4,422
Assumed reinsurance	57,319	37,651	157,611	122,195
Total	$305,551	$247,727	$952,941	$820,071
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended September 30,	2024			2023
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In thousands, except ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(Unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$86,688	$68,495	79.0%	$78,090	$34,466	44.1%
Fire and allied lines	64,070	34,113	53.2	64,531	53,602	83.1
Automobile	62,489	22,214	35.5	53,929	46,186	85.6
Workers’ compensation	13,959	14,630	104.8	13,366	9,616	71.9
Surety	15,900	4,799	30.2	9,279	6,575	70.9
Miscellaneous	2,840	3,104	109.3	883	112	12.7
Total commercial lines	$245,946	$147,355	59.9%	$220,078	$150,557	68.4%

Personal lines
Fire and allied lines	$2,780	$(1,753)	(63.1)%	$1,616	$1,304	80.7%
Automobile	332	198	59.6%	—	49	NM
Miscellaneous	2	171	NM	5	(83)	NM
Total personal lines	$3,114	$(1,384)	(44.4)%	$1,621	$1,270	78.3%
Assumed reinsurance	51,125	41,177	80.5	37,757	20,971	55.5
Total	$300,185	$187,148	62.3%	$259,456	$172,798	66.6%
NM = Not meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Nine Months Ended September 30,	2024			2023
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In thousands, except ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(Unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$252,011	$200,980	79.8%	$237,523	$194,115	81.7%
Fire and allied lines	190,123	109,293	57.5	182,805	151,539	82.9
Automobile	176,688	109,624	62.0	154,806	136,875	88.4
Workers’ compensation	39,901	29,291	73.4	40,413	19,316	47.8
Surety	44,748	14,992	33.5	27,611	15,668	56.7
Miscellaneous	6,579	5,131	78.0	1,522	277	18.2
Total commercial lines	$710,050	$469,311	66.1%	$644,680	$517,790	80.3%

Personal lines
Fire and allied lines	$10,423	$3,215	30.8%	$4,568	$3,631	79.5%
Automobile	575	308	53.6%	—	(326)	NM
Miscellaneous	8	193	NM	18	(148)	NM
Total personal lines	$11,006	$3,716	33.8%	$4,586	$3,157	68.8%
Assumed reinsurance	147,557	95,092	64.4	120,955	77,178	63.8
Total	$868,613	$568,119	65.4%	$770,221	$598,125	77.7%